Exhibit 99.1

WD-40 Company Reports Third Quarter 2015 Financial Results

~  Foreign currency exchange headwinds obscure solid underlying business performance and results ~

 ~ Management updates previously issued fiscal year 2015 guidance ~

SAN DIEGO – July 8, 2015 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its third fiscal quarter ended May 31, 2015.

Financial Highlights and Summary

•

Total net sales for the third quarter were  $92.5 million, a decrease of 3 percent compared to the prior year fiscal quarter.  Year-to-date total net sales were  $286.2 million, a slight increase compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and year to date.  On a constant currency basis total net sales would have been  $96.5 million for the third quarter and $292.9 million year to date.

•

Net income for the  third quarter was $11.0 million, an increase of 5 percent compared to the prior year fiscal quarter.  Year-to-date net income was $33.1 million, an increase of 3 percent from the prior year fiscal period.

•

Diluted earnings per share were $0.75 in the third quarter, compared to $0.69 per share for the prior year fiscal quarter.  Year-to-date diluted earnings per share were $2.24 compared to $2.10 in the prior year fiscal period.

•

Gross margin was 53.3 percent in the third quarter compared to 51.4 percent in the prior year fiscal quarter.  Year-to-date gross margin was 52.5 percent compared to 51.6 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were down 1 percent in the third quarter to $26.6 million when compared to the prior year fiscal quarter.  Year-to-date selling, general and administrative expenses were up 1 percent to $81.4 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were down 15 percent in the third quarter to $5.5 million compared to prior year fiscal quarter.  Year-to-date advertising and sales promotion expenses were down 6 percent to $16.9 million compared to the prior year fiscal period.

“Foreign currency exchange headwinds and political and economic instability in  Eastern Europe continue to adversely impact and distort the true strength of our business,” said Garry Ridge, WD-40 Company’s president and chief executive officer. “Our net sales results in the third quarter were negatively impacted by foreign currency issues, particularly in our EMEA segment, as well as significantly reduced sales in our distributor markets in Ukraine and Russia.  We experienced strong sales growth in the Americas segment during the third quarter due to increased distribution and promotional activities.  Our Asia-Pacific segment is on track for a great year despite an isolated product quality issue linked to a defective aerosol can component contained in our WD-40 Multi-Use Product sold within our Asian distributor markets.  This product quality issue caused sales levels to be lower during the third quarter.”

“Although foreign currency exchange rate fluctuations across Europe  as well as the political and economic instability in Eastern Europe negatively impacted our reported sales in EMEA,  nearly all of our EMEA direct markets are seeing organic sales growth in their local currencies.  While we expect we will continue to see fluctuations in the performance of certain markets quarter to quarter, our long-term growth plans remain unchanged,” continued Ridge.

Net Sales by Product Group (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2015	2014	% Change	2015	2014	% Change
Multi-purpose maintenance products	$81,512	$84,817	(4)%	$253,005	$252,607	-
Homecare and cleaning products	10,973	10,833	1%	33,164	32,768	1%
Total	$92,485	$95,650	(3)%	$286,169	$285,375	-

•

Net sales of multi-purpose maintenance products, which are considered the primary growth focus for the Company, decreased 4 percent in the third fiscal quarter but remained relatively constant year to date when compared to the prior fiscal year periods.  The decline in the third quarter was driven primarily by the unfavorable impact of foreign currency exchange rates in EMEA and an isolated product quality issue that was linked to a specific product sold within our Asian distributor markets.

•

Net sales of homecare and cleaning products increased 1 percent for both the current quarter and year to  date when compared to the prior fiscal year periods.  The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Net Sales by Segment (in thousands):

	Three Months Ended May 31,			Nine Months Ended May 31,
	2015	2014	% Change	2015	2014	% Change
Americas	$49,744	$45,096	10%	$139,219	$134,366	4%
EMEA	30,335	36,678	(17)%	103,605	111,305	(7)%
Asia-Pacific	12,406	13,876	(11)%	43,345	39,704	9%
Total	$92,485	$95,650	(3)%	$286,169	$285,375	-

•	Net sales by segment as a percent of total net sales for the third quarter were as follows: for the Americas, 54 percent; for EMEA, 33 percent; and for Asia-Pacific, 13 percent.
•

The increase in sales in the Americas in the third quarter was primarily driven by strong growth of both WD-40 Multi-Use Product and WD-40 Specialist sales throughout the segment including double digit growth of both categories in the United States.

•

The decrease in sales in EMEA in the third quarter was primarily driven by unfavorable impacts of foreign currency exchange rates, primarily in the Company’s euro-based direct markets, as well as decreased sales in the Company’s distributor markets in Eastern Europe due to political and economic instability in Ukraine and Russia.  On a constant currency basis EMEA sales for the third quarter would have decreased by $3.3 million or 9% compared to the prior year fiscal year period.

•

The decrease in sales in Asia-Pacific in the third quarter was primarily due to a 28 percent decrease in sales of multi-purpose maintenance products in the Company’s Asian distributor markets. This decrease was due to an isolated product quality issue linked to  a defective aerosol can component that was contained in WD-40 Multi-Use Product sold to marketing distributors in various countries in Asia during the third quarter. The Company recorded allowances to reverse these sales in the amount of approximately $0.9 million.  Although these markets were negatively impacted by this product quality issue in the third quarter, the issue was isolated and has been addressed.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, June 23, 2015 a quarterly dividend of $0.38 per share payable July 31, 2015 to stockholders of record at the close of business on July 17, 2015.

On October 14, 2014 the board of directors approved a share repurchase plan.  The plan became effective at the beginning of the third quarter of fiscal year 2015. Under the plan, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2016. The timing and the amount of any repurchases of common stock will be determined by management based on its evaluation of market conditions and other factors. During the period from March 1, 2015 through May 31, 2015, the Company repurchased $11.3 million in shares under this plan.

Updated Fiscal Year 2015 Guidance

The Company’s updated guidance for fiscal year 2015 is as follows:

•	Net sales growth is projected to be flat to 2 percent with net sales expected to be between $383 million and $390 million.
•	Gross margin for the full fiscal year is expected to be better than 52 percent.
•	Projected advertising and promotion expenses to be 6.0 percent to 7.0 percent of net sales.
•	Net income is projected to be between $44.5 million and $45.4 million.
•	Expect diluted earnings per share to be between $3.03 and $3.09 based on an estimated 14.7 million weighted average shares outstanding.

This guidance does not include any future acquisitions or divestitures and is based on recent foreign currency exchange rates.

“We’ve adjusted our full year guidance and it reflects the continued impact of foreign currency exchange movements as well as the macroeconomic and political challenges in Eastern Europe,” said Jay Rembolt, WD-40 Company’s vice president and chief financial officer.   “Although some level of foreign currency exchange volatility had been built into our previous guidance, it is difficult to project for how long and to what depth our  fiscal year results will be impacted.”

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its multi-purpose maintenance products and its homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®,

Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $383 million in fiscal year 2014 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for multi-purpose maintenance products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, and in the Company’s Quarterly Report on Form 10-Q for the period ended May 31, 2015 which the Company expects to file with the SEC on July 9, 2015.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of July 8, 2015, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets multi-purpose maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKETM product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	May 31,	August 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$46,917	$57,803
Short-term investments	48,261	45,050
Trade and other accounts receivable, less allowance for doubtful accounts of $424 and $406 at May 31, 2015
and August 31, 2014, respectively	62,213	63,618
Inventories	33,203	34,989
Current deferred tax assets, net	5,709	5,855
Other current assets	4,066	8,339
Total current assets	200,369	215,654
Property and equipment, net	11,214	9,702
Goodwill	96,440	95,499
Other intangible assets, net	23,749	23,671
Other assets	3,262	3,154
Total assets	$335,034	$347,680
-
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$18,502	$18,031
Accrued liabilities	15,937	18,382
Revolving credit facility, current portion	-	98,000
Accrued payroll and related expenses	11,186	15,969
Income taxes payable	28	1,529
Total current liabilities	45,653	151,911
Revolving credit facility	108,000	-
Long-term deferred tax liabilities, net	23,142	24,253
Other long-term liabilities	2,250	2,101
Total liabilities	179,045	178,265

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,527,923 and 19,464,310 shares issued at May 31, 2015 and
August 31, 2014, respectively; and 14,481,172 and 14,754,362 shares
outstanding at May 31, 2015 and August 31, 2014, respectively	20	19
Additional paid-in capital	140,147	136,212
Retained earnings	254,503	237,596
Accumulated other comprehensive income (loss)	(7,280)	1,103
Common stock held in treasury, at cost ― 5,046,751 and 4,709,948
shares at May 31, 2015 and August 31, 2014, respectively	(231,401)	(205,515)
Total shareholders' equity	155,989	169,415
Total liabilities and shareholders' equity	$335,034	$347,680

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2015	2014	2015	2014

Net sales	$92,485	$95,650	$286,169	$285,375
Cost of products sold	43,213	46,511	135,963	138,005
Gross profit	49,272	49,139	150,206	147,370

Operating expenses:
Selling, general and administrative	26,640	26,887	81,424	80,237
Advertising and sales promotion	5,506	6,465	16,906	18,081
Amortization of definite-lived intangible assets	754	684	2,280	1,930
Total operating expenses	32,900	34,036	100,610	100,248

Income from operations	16,372	15,103	49,596	47,122

Other income (expense):
Interest income	113	136	425	425
Interest expense	(343)	(268)	(912)	(709)
Other expense	(444)	(11)	(1,785)	(454)
Income before income taxes	15,698	14,960	47,324	46,384
Provision for income taxes	4,733	4,554	14,240	14,179
Net income	$10,965	$10,406	$33,084	$32,205

Earnings per common share:
Basic	$0.75	$0.69	$2.25	$2.11
Diluted	$0.75	$0.69	$2.24	$2.10

Shares used in per share calculations:
Basic	14,546	14,977	14,616	15,152
Diluted	14,615	15,051	14,685	15,229
Dividends declared per common share	$0.38	$0.34	$1.10	$0.99

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Nine Months Ended May 31,
	2015	2014
Operating activities:
Net income	$33,084	$32,205
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,824	4,337
Net gains on sales and disposals of property and equipment	(82)	(41)
Deferred income taxes	(1,229)	(330)
Excess tax benefits from settlements of stock-based equity awards	(906)	(824)
Stock-based compensation	2,205	1,942
Unrealized foreign currency exchange losses (gains), net	2,393	(159)
Provision for bad debts	214	174
Changes in assets and liabilities:
Trade and other accounts receivable	(3,787)	(3,681)
Inventories	1,078	(4,716)
Other assets	3,817	(1,616)
Accounts payable and accrued liabilities	(1,596)	21
Accrued payroll and related expenses	(5,003)	(6,924)
Income taxes payable	130	1,718
Other long-term liabilities	184	17
Net cash provided by operating activities	35,326	22,123

Investing activities:
Purchases of property and equipment	(4,068)	(3,023)
Proceeds from sales of property and equipment	420	250
Purchase of intangible assets	-	(1,789)
Acquisition of business	(3,705)	-
Purchases of short-term investments	(8,167)	(5,756)
Maturities of short-term investments	1,636	914
Net cash used in investing activities	(13,884)	(9,404)

Financing activities:
Treasury stock purchases	(25,886)	(30,482)
Dividends paid	(16,177)	(15,096)
Proceeds from issuance of common stock	1,483	1,265
Excess tax benefits from settlements of stock-based equity awards	906	824
Proceeds from revolving credit facility	10,000	20,000
Net cash used in financing activities	(29,674)	(23,489)
Effect of exchange rate changes on cash and cash equivalents	(2,654)	2,231
Net decrease in cash and cash equivalents	(10,886)	(8,539)
Cash and cash equivalents at beginning of period	57,803	53,434
Cash and cash equivalents at end of period	$46,917	$44,895